UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 5, 2008

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Cash Tender Offer

On December 9, 2008, YRC Worldwide Inc. (the “Company”) issued a news release announcing that it has amended certain terms of its cash tender offer with respect to its outstanding 5.0% Contingent Convertible Senior Notes due 2023, 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023, 3.375% Contingent Convertible Senior Notes due 2023 and 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 and YRC Regional Transportation, Inc.’s (formerly USFreightways Corporation) 8 1/ 2% Guaranteed Notes due April 15, 2010.

Based on the amended offer prices and assuming sufficient participation, the Company expects to purchase at least $310 million principal amount of notes resulting in a total debt reduction of at least $160 million. To the extent the principal amount of the purchased notes is greater than the amount paid, the difference will be recognized as a gain on extinguishment of debt and included in the Company’s earnings before interest, taxes, depreciation, and amortization (EBITDA) under the debt-to-EBITDA leverage ratio in the Company’s credit agreement.

A copy of the news release amending certain terms of the cash tender offer is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Non-Union Employee Cost Saving Measures

The Company has announced to its employees (including senior executives and management) who are not represented by the International Brotherhood of Teamsters (the “Teamsters”) or other unions that it will reduce their gross wages or salary by 10% during the first half of 2009 and by 5% during the second half of 2009. The Company also announced that it will eliminate participating non-union employees’ 401(k) match for the first half of 2009 and increase the match to 100% of the first 3% of employee contributions to the 401(k) for the second half of 2009. The Company is taking these actions, in addition to previous actions that included freezing of the Company’s non-union defined benefit pension plans, elimination of the Roadway retiree medical plan, suspension of non-elective retirement plan contributions and increases in employee health care contributions, to comply with the terms of the proposed modification to the National Master Freight Agreement, effective April 1, 2008 through March 31, 2013 (the “NMFA”), between each of YRC Inc., USF Holland Inc. and New Penn Motor Express Inc. and certain classes of their respective employees (including drivers, dockworkers and others) represented by the Teamsters. Under the proposed modification, non-union employees would be required to experience the same or greater percent reduction in total compensation as the affected union employees. These reductions would be subject to the effectiveness of the proposed modification to the NMFA.

In addition, the Company stated that it expects to create an equity or profit sharing plan for non-union employees to give them the economic equivalent of 7% of the Company’s common stock, consistent with the Company’s plans to provide a similar benefit to employees represented by the Teamsters. Further details of this plan are being determined as are the details of the plan for union employees pursuant to the proposed NMFA modification.

The Company expects cost savings of approximately $75 million to $85 million in 2009 relating to the non-union wage reduction and changes to the 401(k) match for participating non-union employees (and excluding any impact for the equity or profit sharing plan for non-union employees described above), assuming the NMFA modification is ratified and becomes effective and these plans likewise become effective.

Board Compensation

On December 5, 2008, the Board of Directors of the Company (the “Board”) voted (i) to reduce by 10% all fees for regular Board and committee meetings attended in 2009 and Board retainer fees for 2009, including the annual retainer and retainers for service as chairperson of Board committees, and (ii) to waive any fees for special meetings attended in 2009.

Certain statements in this Current Report include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (each a “forward-looking statement”). Forward-looking statements include those preceded by, followed by or include the words “expect,” “will,” “would” or similar expressions. The Company’s actual future results and debt levels could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) the principal amount of notes of each series tendered and accepted for purchase, the satisfaction or waiver of the conditions of the tender offer contained in the offer to purchase, including whether the employees covered by the NMFA ratify the modification to that agreement, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the Company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from the combination of the sales, operations and networks of Yellow Transportation and Roadway, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	News Release dated December 9, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

Date: December 9, 2008	By:	/s/ Daniel J. Churay
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	News Release dated December 9, 2008

4